For Immediate Release

First Interstate BancSystem, Inc. Reports Fourth Quarter Earnings and Announces 10.7% Increase in Quarterly Cash Dividend to $0.31 Per Share

Billings, MT - January 30, 2019 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) today reported financial results for the fourth quarter of 2018. For the quarter, the Company reported net income of $40.4 million, or $0.67 per share, which compares to net income of $41.4 million, or $0.71 per share, for the third quarter of 2018, and $34.2 million, or $0.61 per share, for the fourth quarter of 2017.

For the year ending December 31, 2018, the Company reported net income of $160.2 million, or $2.75 per share, compared to $106.5 million, or $2.05 per share, in 2017, with results in each period including acquisition costs of $12.4 million and $27.2 million, respectively.

HIGHLIGHTS

•
Acquisition related expenses of $7.0 million in the fourth quarter of 2018, compared to $3.3 million in the fourth quarter of 2017. The after-tax impact of acquisition related expenses on earnings per share was $0.09 per share and $0.04 per share, respectively for the periods.

•
Acquisition related expenses of $12.4 million for the year ending December 31, 2018, compared to $27.2 million in 2017. The after-tax impact of acquisition related expenses on earnings per share was $0.17 per share and $0.34 per share, respectively for the periods.

•	Completed the merger and system conversion of Inland Northwest Bank (“INB”) on November 9, 2018, allowing the realization of cost savings heading into the first quarter of 2019.

•	Net interest margin ratio increased to 3.99% for the fourth quarter of 2018, an 11 basis point increase from the prior quarter and a 28 basis point increase from the same period in the prior year.

•	Quarterly cash dividends increased 10.7% from $0.28 to $0.31 per share of common stock in January 2019.

•
Asset quality improvement in the fourth quarter of 2018, resulting in an $11.2 million, or 13.4%, decrease in non-performing assets and a $23.6 million, or 5.6%, decrease in criticized loans, in each case as compared to the third quarter of 2018.

•	Tangible book value per common share of $17.52 for the fourth quarter of 2018, compared to $16.84 in the third quarter of 2018 and $16.04 in the fourth quarter of 2017.

•	Announced the signing of definitive agreements with two deposit-rich franchises, Idaho Independent Bank and Community 1st Bank, headquartered in attractive, high-growth markets in Idaho.

“First Interstate continues to be very well positioned to deliver strong earnings results in the current interest rate environment,” said Kevin P. Riley, President and Chief Executive Officer of First Interstate BancSystem, Inc. “With our asset-sensitive balance sheet, we are seeing consistent expansion in our net interest margin and growth in net interest income while we maintain our disciplined approach to adding high quality assets and managing credit risk. We are also creating value through our acquisition strategy, as we are seeing the initial benefits of the Northwest Bancorporation acquisition and preparing to further increase our exposure to high growth markets in Idaho later this year as we complete the acquisitions of Idaho Independent Bank and Community 1st Bank. We believe the combination of the attractive deposit base in our Mountain region and the higher loan growth opportunities in our West region provides us with the ability to continue driving earnings growth, producing strong returns, and creating additional value for our shareholders in the years ahead.”

DIVIDEND DECLARATION

On January 29, 2019, the Company’s board of directors declared a dividend of $0.31 per common share, payable on February 21, 2019, to common stockholders of record as of February 11, 2019. The dividend equates to a 2.98% annualized yield based on the $41.55 per share average closing price of the Company’s common stock as reported on NASDAQ during the fourth quarter of 2018 and reflects a 10.7% increase from dividends paid during the fourth quarter of 2018 of $0.28 per common share.

ANNUAL MEETING DATE SET

The Annual Meeting of Shareholders will be held on May 2, 2019, at the First Interstate Bank Operations Center, 1800 Sixth Avenue North, Billings, Montana at 4 p.m. Mountain Daylight Time. The record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting is March 1, 2019.

COMPLETED ACQUISITIONS

The acquisition of Northwest Bancorporation, Inc. (“Northwest”), parent company of INB, was completed on August 16, 2018, and the Company merged INB with its existing bank subsidiary, First Interstate Bank, on November 9, 2018. As of the acquisition date, Northwest had total assets with fair values of $796.7 million, total loans with fair values of $713.1 million and deposits with fair values of $696.3 million. In conjunction with the acquisition, the Company recorded provisional goodwill of $101.1 million and core deposit intangible assets of $15.7 million. Consideration for the acquisition totaled approximately $176.3 million, consisting of the issuance of 3.84 million shares of the Company’s Class A common stock valued at $45.15 per share, the closing price of the Company’s Class A common stock as quoted on the NASDAQ stock market on the acquisition date, and approximately $3.0 million in cash related to Northwest warrants, which were included in the consideration paid.

PENDING ACQUISITIONS

On October 11, 2018, the Company entered into a definitive agreement to acquire all of the outstanding stock of Idaho Independent Bank ("IIBK"), a community bank headquartered in Coeur d' Alene, Idaho with 11 banking offices across Idaho, in an all-stock transaction valued at approximately $181.3 million in aggregate, or $22.73 per share of IIBK stock.

On October 11, 2018, the Company also entered into a definitive agreement to acquire all of the outstanding stock of Community 1st Bank ("CMYF"), a community bank headquartered in Post Falls, Idaho with three banking offices in North Idaho, in an all-stock transaction valued at approximately $21.5 million in aggregate, or $17.20 per share of CMYF stock.

The Company believes these transaction, if completed on the terms contemplated, will complement the Company's footprint and will provide the Company with an expanded presence in several Idaho high-growth markets. The transactions have been approved by the boards of directors of both companies and are expected to close and convert data processing systems in the second quarter of 2019, subject to customary conditions, including regulatory and shareholder approval.

NET INTEREST INCOME

The Company’s net interest income increased $8.9 million, or 8.1%, to $118.9 million during the fourth quarter of 2018, compared to $110.0 million during the third quarter of 2018, primarily as a result of the expansion in our net interest margin and higher levels of earning assets. Net interest income increased $18.1 million, or 18.0%, from $100.8 million during the fourth quarter of 2017, primarily as a result of an expansion to our net interest margin and higher levels of earning assets.

Net interest income was positively impacted this quarter by the recovery of previously charged-off interest of $0.7 million compared to previously charged-off interest of $0.7 million during the third quarter of 2018 and $1.4 million during the fourth quarter of 2017.

Interest accretion attributable to the fair valuation of acquired loans contributed $4.1 million to net interest income during the fourth quarter of 2018, of which approximately $1.7 million was related to early payoffs. This compares to interest accretion of $3.6 million in net interest income during the third quarter of 2018, of which approximately $1.5 million was related to early payoffs and interest accretion of $3.8 million in net interest income during the fourth quarter of 2017, of which approximately $2.0 million was related to early payoffs.

The Company’s net interest margin ratio improved to 3.99% during the fourth quarter of 2018, or 11 basis points, as compared to the third quarter of 2018, primarily as a result of higher yields on interest earning assets. Exclusive of the impact of the recovery of charged-off interest and the impact of interest accretion on acquired loans of $4.1 million, $3.6 million, and $3.8 million, respectively, the Company’s net interest margin ratio expanded 11 basis points to 3.84% during the fourth quarter of 2018, compared to 3.73% during the third quarter of 2018, and expanded 32 basis points compared to 3.52% during the fourth quarter of 2017.

PROVISION FOR LOAN LOSSES

The Company recorded a provision for loan losses of $1.6 million during the fourth quarter of 2018, compared to $2.0 million during the third quarter of 2018, and $3.5 million during the fourth quarter of 2017. The Company’s allowance for loan losses as a percentage of period-end loans was 0.86%, 0.86%, and 0.95% at December 31, 2018, September 30, 2018 and December 31, 2017, respectively. The decrease in the percentage from December 31, 2017 is primarily a result of higher loan balances from INB acquired loans, which were recorded at fair value in purchase accounting, with no corresponding allowance for loan losses. Coverage of non-performing loans was 125.65%, 110.84%, 99.45% at December 31, 2018, September 30, 2018 and December 31, 2017, respectively.

NON-INTEREST INCOME

Total non-interest income decreased $1.9 million, or 5.2%, to $34.3 million during the fourth quarter of 2018, as compared to total non-interest income of $36.2 million during the third quarter of 2018, primarily as a result of a $1.7 million valuation adjustment of our Class B shares of Visa, Inc. included in the third quarter of 2018. Total non-interest income decreased $2.9 million, or 7.8%, from $37.2 million during the fourth quarter of 2017, primarily as a result of the impact of the Durbin Amendment, as described below.

Payment services revenues were stable at $9.8 million during the fourth quarter of 2018, when compared to the $10.1 million earned during the third quarter of 2018. Payment services revenues decreased $2.5 million, or 20.3%, during the fourth quarter of 2018, when compared to the $12.3 million earned during the fourth quarter of 2017 as a result of a $3.3 million decrease in revenues during the fourth quarter of 2018 attributable to the Durbin Amendment. This rule, which limits the amount of interchange fees banks of our size may charge, impacted our Company beginning July 1, 2018. This decrease was offset by increases in debit card and credit card volume during the fourth quarter of 2018 as compared to the fourth quarter of 2017.

Mortgage banking revenues decreased $1.1 million, or 16.4%, to $5.6 million during the fourth quarter of 2018, as compared to $6.7 million during the third quarter of 2018, due primarily to seasonal declines in mortgage loan production. Mortgage banking revenues decreased $0.9 million, or 13.8%, during the fourth quarter of 2018 from $6.5 million during the fourth quarter of 2017, primarily due to the lack of demand for refinancing loans. During the fourth quarter of 2018, loans originated for home purchases accounted for approximately 82.5% of loan production, as compared to 85.1% during the third quarter of 2018 and 68.8% during the fourth quarter of 2017.

NON-INTEREST EXPENSE

Non-interest expense increased $8.7 million, or 9.6%, to $99.4 million during the fourth quarter of 2018, as compared to $90.7 million during the third quarter of 2018, primarily due to $7.0 million in acquisition related costs and the inclusion of INB. Non-interest expense increased $14.3 million, or 16.8%, from $85.1 million during the fourth quarter of 2017, primarily due to higher acquisition expenses and the inclusion of INB.

Acquisition related expenses for the fourth quarter of 2018, the third quarter of 2018, and the fourth quarter of 2017 were $7.0 million, $3.1 million, and $3.3 million, respectively. The after-tax impact of acquisition related expenses on earnings per share was $0.09, $0.04, and $0.04 per share, respectively, for each of the quarterly periods.

The following table presents, for the periods indicated, acquisition related expenses.

	Quarter Ended
	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017
Legal and professional fees	$1.1	$2.4	$—	$0.5	$0.6
Employee expenses	1.0	—	—	0.1	—
Technology conversion and contract terminations	4.6	0.5	—	1.5	2.4
Other	0.3	0.2	—	0.2	0.3
Total acquisition related expenses	$7.0	$3.1	$—	$2.3	$3.3

Exclusive of acquisition related expenses, non-interest expense was $92.4 million during the fourth quarter of 2018, compared to $87.6 million during the third quarter of 2018. Exclusive of acquisition related expenses, non-interest expense was $81.8 million during the fourth quarter of 2017. The increases were primarily attributable to higher expenses as a result of the Northwest acquisition.

Salary and wage expenses increased $3.9 million, or 10.6%, to $40.7 million during the fourth quarter of 2018, compared to $36.8 million during the third quarter of 2018. Salaries and wage expenses increased $6.4 million, or 18.7%, from $34.3 million in the fourth quarter of 2017. These increases reflect higher levels of incentive compensation and wages related to the INB acquisition.

Employee benefit expenses increased $0.5 million, or 4.2%, to $12.4 million during the fourth quarter of 2018, as compared to $11.9 million during the third quarter of 2018. Employee benefit expenses increased $4.4 million, or 55.0%, from $8.0 million during the fourth quarter of 2017, primarily due to an increase in expense related to the Northwest acquisition and higher medical claims in 2018.

Income tax expenses were stable at $11.8 million during the fourth quarter of 2018, as compared to $12.1 million during the third quarter of 2018. Income tax expense decreased $3.4 million, or 22.4%, to $11.8 million during the fourth quarter of 2018, as compared to $15.2 million during the fourth quarter of 2017, primarily related to a lower effective tax rate in 2018 resulting from the enactment of the 2017 Tax Cuts and Jobs Act.

BALANCE SHEET

Total assets decreased $55.6 million, or 0.4%, from the third quarter of 2018. Total assets increased $1,087.0 million from $12,213.3 million as of December 31, 2017 primarily as a result of the recent acquisition of Northwest and organic growth.

Total loans decreased $14.3 million, or 0.2%, to $8,503.7 million as of December 31, 2018, from $8,518.0 million as of September 30, 2018. Total loans increased $889.4 million, from $7,614.3 million as of December 31, 2017, of which $713.1 million was attributable to INB acquired loans and $176.3 million attributable to organic loan growth.

Total real estate loans increased $36.7 million, or 0.6%, to $5,833.5 million as of December 31, 2018, from $5,796.8 million as of September 30, 2018, including the sale of $9.3 million of non-performing construction and commercial real estate loans. Total real estate loans increased $656.7 million, or 12.7%, from December 31, 2017. Exclusive of INB acquired loans of $492.0 million, total real estate loans increased organically $164.7 million, or 3.2%. Within the real estate portfolio, commercial loans increased organically $108.7 million, or 3.9%, agricultural loans increased organically $18.0 million, or 11.4%, construction loans increased organically $66.4 million, or 9.4%, and residential loans decreased $28.4 million, or 1.9%, as of December 31, 2018 compared to December 31, 2017.

Total consumer loans decreased $8.1 million, or 0.8%, to $1,070.2 million as of December 31, 2018, from $1,078.3 million as of September 30, 2018, primarily due to a seasonal decline in the indirect portfolio. Consumer loans increased $35.8 million, or 3.5%, from $1,034.4 million, as of December 31, 2017. Exclusive of INB acquired loans of $7.7 million, consumer loans increased $28.1 million, or 2.7%, primarily attributable to growth in the direct and indirect portfolios.

Commercial loans decreased $26.9 million, or 2.0%, to $1,310.3 million as of December 31, 2018, from $1,337.2 million as of September 30, 2018. Commercial loans increased $94.9 million, or 7.8%, from $1,215.4 million as of December 31, 2017. Exclusive of INB acquired loans of $110.9 million, commercial loans decreased $16.0 million, or 1.3%.

Agricultural loans decreased $10.0 million, or 3.8%, to $254.8 million as of December 31, 2018, from $264.8 million as of September 30, 2018 as a result of seasonal paydowns. Agricultural loans increased $118.6 million, or 87.1%, from $136.2 million as of December 31, 2017. Exclusive of INB acquired loans of $101.7 million, agricultural loans increased $16.9 million, or 12.4%.

Goodwill and intangible assets, excluding mortgage servicing rights, decreased $2.1 million, from $633.7 million as of September 30, 2018, to $631.6 million as of December 31, 2018, attributable primarily to intangible amortization expense. Goodwill and intangible assets, excluding mortgage servicing rights, increased $109.8 million, from $521.8 million as of December 31, 2017, attributable to provisional goodwill and core deposit intangibles acquired in the INB acquisition offset by amortization expense of intangibles.

Total deposits decreased $164.9 million, or 1.5%, to $10,680.7 million as of December 31, 2018, from $10,845.6 million as of September 30, 2018, as a result of declines in non-interest bearing business deposits and the certificate of deposit account registry service (CDARS). Total deposits increased $745.8 million, from $9,934.9 million as of December 31, 2017. Exclusive of the $696.3 million in deposits that were acquired, deposits grew organically $49.5 million, or 0.5%, compared to December 31, 2017.

The Company’s loan to deposit ratio was 79.6%, as of December 31, 2018, compared to 78.5% as of September 30, 2018 and up from 76.6% as of December 31, 2017.

The Company is considered to be “well-capitalized” as of December 31, 2018, having exceeded all regulatory capital adequacy requirements. During the fourth quarter of 2018, the Company paid common stock dividends of approximately $16.9 million, or $0.28 per share.

CREDIT QUALITY

As of December 31, 2018, non-performing assets decreased $11.2 million, or 13.4%, to $72.5 million, compared to $83.7 million as of September 30, 2018. Non-accrual loans decreased $6.9 million to $54.3 million as of December 31, 2018, as compared to $61.2 million during the third quarter of 2018.

Criticized loans decreased $23.6 million, or 5.6%, to $401.3 million as of December 31, 2018, from $424.9 million as of September 30, 2018, driven primarily by pay downs and the sale of $9.3 million of construction and commercial real estate loans. Criticized loans increased $0.8 million from $400.5 million as of December 31, 2017 as a result of loans acquired in the Northwest acquisition.

Net loan charge-offs decreased $0.3 million to $2.2 million during the fourth quarter of 2018, as compared to $2.5 million during the third quarter of 2018. The net loan charge-offs in the fourth quarter of 2018 were composed of charge-offs of $4.7 million and recoveries of $2.5 million. Net loan charge-offs during the fourth quarter of 2017 were $6.0 million.

NON-GAAP FINANCIAL MEASURES

In addition to results presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, this release contains the following non-GAAP financial measures that management uses to evaluate capital adequacy: (i) tangible book value per common share; (ii) tangible common stockholders’ equity to tangible assets; (iii) tangible assets; (iv) tangible common stockholders’ equity; and (v) return on average tangible common equity. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. As a result, the usefulness of these measures to investors may be limited, and they should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.

The Company adjusts the foregoing capital adequacy measures to exclude intangible assets except mortgage servicing rights, adjusts its non-interest expense to exclude acquisition related expenses, and adjusts its net interest margin ratio to exclude the impact of the recovery of charged-off interest and the impact of interest accretion on acquired loans. Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators and to present on a consistent basis our and our acquired companies' organic continuing operations without regard to the acquisition costs and adjustments that we consider to be unpredictable and dependent on a significant number of factors that are outside our control, are useful to investors in evaluating the Company’s performance because, as a general matter, they either do not represent an actual cash expense and are inconsistent in amount and frequency depending upon the timing and size of our acquisitions (including the size, complexity and/or volume of past acquisitions, which may drive the magnitude of acquisition related costs, but may not be indicative of the size, complexity and/or volume of future acquisitions or related costs), or they cannot be anticipated or estimated in a particular period (in particular as it relates to unexpected recovery amounts). This impacts the ratios which are important to analysts and also allow investors to compare certain aspects of the Company’s capitalization to other companies.

See the Non-GAAP Financial Measures table included herein and the textual discussion for a reconciliation of the above described non-GAAP financial measures to their most directly comparable GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified by words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trends,” “objectives,” “continues” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. The following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this report: a decline in business and economic conditions, in particular adverse conditions affecting Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming, lending risks, changes in interest rates, failure to integrate or profitably operate acquired businesses, inadequate allowance for loan losses, additional regulatory requirements due to our asset size exceeding $10 billion, loss of access to low-cost funding sources, declining oil and gas prices and declining demand for coal, impairment of goodwill, changes in accounting standards, dependence on the Company’s management team, ability to attract and retain qualified employees, increased governmental regulation and changes in regulatory, tax and accounting rules and interpretations, stringent capital requirements, cyber-security, liquidity risks, inability to grow organically or through acquisitions, environmental remediation and other costs associated with repossessed properties, ineffective internal operating controls, competition, reliance on external vendors, unfavorable resolution of litigation, failure to effectively implement technology-driven products and services, soundness of other financial institutions, occurrences of catastrophic events or natural disasters, volatility of Class A and Class B common stock, changes in dividend policy, the uninsured nature of any investment in Class A or Class B common stock, voting control of Class B stockholders, anti-takeover provisions, controlled company status, dilution as a result of future equity issuances, and subordination of common stock to Company debt.
These factors are not necessarily all of the factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Fourth Quarter 2018 Conference Call for Investors

First Interstate BancSystem, Inc. will host a conference call to discuss the fourth quarter of 2018 results at 11 a.m. Eastern Time (9 a.m. Mountain Time) on Thursday, January 31, 2019. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-877-507-0356 or by logging on to www.FIBK.com. The call will be recorded and made available for replay after 1 p.m. Eastern Time (11 a.m. Mountain Time) on January 31, 2019 through 9 a.m. Eastern Time (7 a.m. Mountain Time) on March 2, 2019, by dialing 1-877-344-7529 (using conference ID 10127643). The call will also be archived on our website, www.FIBK.com, for one year.

About First Interstate BancSystem, Inc.

First Interstate BancSystem, Inc. is a financial and bank holding company incorporated in 1971 and headquartered in Billings, Montana. The Company operates banking offices, including detached drive-up facilities, in communities across Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming. Through First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and other entities throughout the Company’s market areas.

Contact:	Marcy Mutch	NASDAQ: FIBK
	Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5312 marcy.mutch@fib.com	www.FIBK.com

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Quarter Ended					% Change
(In millions, except % and per share data)	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	4Q18 vs 3Q18	4Q18 vs 4Q17
Net interest income	$118.9	$110.0	$103.8	$99.8	$100.8	8.1%	18.0%
Net interest income on a fully-taxable equivalent ("FTE") basis	119.4	110.5	104.5	100.3	102.0	8.1	17.1
Provision for loan losses	1.6	2.0	2.9	2.1	3.5	(20.0)	(54.3)
Non-interest income:
Payment services revenues	9.8	10.1	12.9	10.5	12.3	(3.0)	(20.3)
Mortgage banking revenues	5.6	6.7	7.2	5.4	6.5	(16.4)	(13.8)
Wealth management revenues	5.7	5.8	5.8	5.9	5.4	(1.7)	5.6
Service charges on deposit accounts	5.2	5.7	5.3	5.6	6.0	(8.8)	(13.3)
Other service charges, commissions and fees	4.0	3.4	3.8	3.9	3.7	17.6	8.1
Total fee-based revenues	30.3	31.7	35.0	31.3	33.9	(4.4)	(10.6)
Investment securities gains (losses)	(0.1)	—	—	—	(0.1)	NM	NM
Other income	4.1	4.5	2.6	3.9	3.4	(8.9)	20.6
Total non-interest income	34.3	36.2	37.6	35.2	37.2	(5.2)	(7.8)
Non-interest expense:
Salaries and wages	40.7	36.8	34.3	34.6	34.3	10.6	18.7
Employee benefits	12.4	11.9	12.3	11.3	8.0	4.2	55.0
Occupancy and equipment	9.8	10.0	8.9	9.4	9.7	(2.0)	1.0
Core deposit intangible amortization	2.4	2.0	1.7	1.8	1.9	20.0	26.3
Other expenses	27.1	26.7	27.8	26.3	27.7	1.5	(2.2)
Other real estate owned (income) expense	—	0.2	(0.1)	0.2	0.2	NM	NM
Acquisition related expenses	7.0	3.1	—	2.3	3.3	125.8	112.1
Total non-interest expense	99.4	90.7	84.9	85.9	85.1	9.6	16.8
Income before taxes	52.2	53.5	53.6	47.0	49.4	(2.4)	5.7
Income taxes	11.8	12.1	11.9	10.3	15.2	(2.5)	(22.4)
Net income	$40.4	$41.4	$41.7	$36.7	$34.2	(2.4)%	18.1%

Weighted-average basic shares outstanding	60,235	58,255	56,335	56,241	56,022	3.4%	7.5%
Weighted-average diluted shares outstanding	60,655	58,640	56,699	56,652	56,479	3.4	7.4
Earnings per share - basic	$0.67	$0.71	$0.74	$0.65	$0.61	(5.6)	9.8
Earnings per share - diluted	0.67	0.71	0.74	0.65	0.61	(5.6)	9.8

NM - not meaningful

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Year Ended December 31,		% Change
(In millions, except % and per share data)	2018	2017	2018 vs 2017
Net interest income	$432.5	$349.8	23.6%
Net interest income on a fully-taxable equivalent ("FTE") basis	434.7	354.2	22.7
Provision for loan losses	8.6	11.0	(21.8)
Non-interest income:
Payment services revenues	43.3	43.3	NM
Mortgage banking revenues	24.9	28.9	(13.8)
Wealth management revenues	23.2	21.1	10.0
Service charges on deposit accounts	21.8	21.3	2.3
Other service charges, commissions and fees	15.1	13.3	13.5
Total fee-based revenues	128.3	127.9	0.3
Investment securities gains (losses)	(0.1)	(0.4)	NM
Other income	15.1	14.3	5.6
Total non-interest income	143.3	141.8	1.1
Non-interest expense:
Salaries and wages	146.4	122.7	19.3
Employee benefits	47.9	37.6	27.4
Occupancy and equipment	38.1	33.9	12.4
Core deposit intangible amortization	7.9	5.5	43.6
Other expenses	107.9	96.6	11.7
Other real estate owned (income) expense	0.3	0.4	(25.0)
Acquisition related expenses	12.4	27.2	(54.4)
Total non-interest expense	360.9	323.9	11.4
Income before taxes	206.3	156.7	31.7
Income taxes	46.1	50.2	(8.2)
Net income	$160.2	$106.5	50.4%

Weighted-average basic shares outstanding	57,779	51,429	12.3%
Weighted-average diluted shares outstanding	58,217	51,903	12.2
Earnings per share - basic	$2.77	$2.07	33.8
Earnings per share - diluted	2.75	2.05	34.1

NM - not meaningful

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

						% Change
(In millions, except % and per share data)	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	4Q18 vs 3Q18	4Q18 vs 4Q17
Assets:
Cash and cash equivalents	$822.0	$965.0	$712.0	$744.2	$758.9	(14.8)%	8.3%
Investment securities	2,677.5	2,576.6	2,618.9	2,743.0	2,693.2	3.9	(0.6)
Loans held for investment	8,470.4	8,480.3	7,708.4	7,614.5	7,567.7	(0.1)	11.9
Mortgage loans held for sale	33.3	37.7	50.3	32.3	46.6	(11.7)	(28.5)
Total loans	8,503.7	8,518.0	7,758.7	7,646.8	7,614.3	(0.2)	11.7
Less allowance for loan losses	73.0	73.6	74.1	73.5	72.1	(0.8)	1.2
Net loans	8,430.7	8,444.4	7,684.6	7,573.3	7,542.2	(0.2)	11.8
Goodwill and intangible assets (excluding mortgage servicing rights)	631.6	633.7	519.2	520.9	521.8	(0.3)	21.0
Company owned life insurance	275.1	273.7	262.7	261.9	260.6	0.5	5.6
Premises and equipment	245.2	244.2	233.7	240.2	241.9	0.4	1.4
Other real estate owned	14.4	17.3	14.9	11.0	10.1	(16.8)	42.6
Mortgage servicing rights	27.7	27.0	26.0	25.2	24.8	2.6	11.7
Other assets	176.0	173.9	163.7	153.7	159.8	1.2	10.2
Total assets	$13,300.2	$13,355.8	$12,235.7	$12,273.4	$12,213.3	(0.4)%	8.9%

Liabilities and stockholders' equity:
Deposits	$10,680.7	$10,845.6	$9,945.5	$10,025.9	$9,934.9	(1.5)%	7.5%
Securities sold under repurchase agreements	712.4	635.9	641.8	633.8	643.0	12.0	10.8
Long-term debt	15.8	22.4	15.7	15.7	13.1	(29.5)	20.6
Subordinated debentures held by subsidiary trusts	86.9	86.9	82.5	82.5	82.5	NM	5.3
Other liabilities	110.5	110.6	91.9	83.1	112.2	(0.1)	(1.5)
Total liabilities	11,606.3	11,701.4	10,777.4	10,841.0	10,785.7	(0.8)	7.6
Stockholders' equity:
Common stock	866.7	865.5	690.7	688.0	687.0	0.1	26.2
Retained earnings*	851.8	828.3	802.6	776.7	752.6	2.8	13.2
Accumulated other comprehensive income (loss)*	(24.6)	(39.4)	(35.0)	(32.3)	(12.0)	(37.6)	NM
Total stockholders' equity	1,693.9	1,654.4	1,458.3	1,432.4	1,427.6	2.4	18.7
Total liabilities and stockholders' equity	$13,300.2	$13,355.8	$12,235.7	$12,273.4	$12,213.3	(0.4)%	8.9%

Common shares outstanding at period end	60,623	60,610	56,761	56,699	56,466	—%	7.4%
Book value at period end	$27.94	$27.30	$25.69	$25.26	$25.28	2.4	10.5
Tangible book value at period end**	17.52	16.84	16.54	16.07	16.04	4.1	9.2

NM - not meaningful
*Retained earnings and accumulated other comprehensive income (loss) amounts prior to March 31, 2018 included herein are exclusive of reclassifications required by the proposed Accounting Standard Update, “Income Statement—Reporting Comprehensive Income (Topic 220)” issued January 18, 2018 by the FASB and adopted effective January 1, 2018.

**Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation of book value at period end (GAAP) to tangible book value at period end (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Loans and Deposits
(Unaudited)

						% Change
(In millions, except %)	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	4Q18 vs 3Q18	4Q18 vs 4Q17

Loans:
Real Estate:
Commercial real estate	$3,235.4	$3,213.1	$2,853.3	$2,821.9	$2,822.9	0.7%	14.6%
Construction:
Land acquisition and development	321.6	314.5	355.6	364.6	348.7	2.3	(7.8)
Residential	242.8	250.6	227.8	230.6	240.2	(3.1)	1.1
Commercial	274.3	219.6	134.3	140.8	119.4	24.9	129.7
Total construction	838.7	784.7	717.7	736.0	708.3	6.9	18.4
Residential real estate	1,542.0	1,581.2	1,486.2	1,486.6	1,487.4	(2.5)	3.7
Agricultural real estate	217.4	217.8	175.7	156.9	158.2	(0.2)	37.4
Total real estate	5,833.5	5,796.8	5,232.9	5,201.4	5,176.8	0.6	12.7
Consumer
Indirect	787.8	800.8	795.4	782.9	784.7	(1.6)	0.4
Direct	200.6	198.1	182.5	173.0	175.1	1.3	14.6
Credit card	81.8	79.4	77.3	75.2	74.6	3.0	9.7
Total consumer	1,070.2	1,078.3	1,055.2	1,031.1	1,034.4	(0.8)	3.5
Commercial	1,310.3	1,337.2	1,266.0	1,244.1	1,215.4	(2.0)	7.8
Agricultural	254.8	264.8	151.2	133.9	136.2	(3.8)	87.1
Other	1.6	3.2	3.1	4.0	4.9	(50.0)	(67.3)
Loans held for investment	8,470.4	8,480.3	7,708.4	7,614.5	7,567.7	(0.1)	11.9
Loans held for sale	33.3	37.7	50.3	32.3	46.6	(11.7)	(28.5)
Total loans	$8,503.7	$8,518.0	$7,758.7	$7,646.8	$7,614.3	(0.2)%	11.7%

Deposits:
Non-interest bearing	$3,158.3	$3,261.2	$2,884.2	$2,897.6	$2,900.0	(3.2)%	8.9%
Interest bearing:
Demand	2,957.5	3,013.3	2,859.2	2,853.3	2,787.5	(1.9)	6.1
Savings	3,247.9	3,285.8	3,062.0	3,140.3	3,095.4	(1.2)	4.9
Time, $100 and over	547.6	496.3	425.1	420.6	432.0	10.3	26.8
Time, other	769.4	789.0	715.0	714.1	720.0	(2.5)	6.9
Total interest bearing	7,522.4	7,584.4	7,061.3	7,128.3	7,034.9	(0.8)	6.9
Total deposits	$10,680.7	$10,845.6	$9,945.5	$10,025.9	$9,934.9	(1.5)%	7.5%

Total core deposits(1)	$10,133.1	$10,349.3	$9,520.4	$9,605.3	$9,502.9	(2.1)%	6.6%

(1) Core deposits are defined as total deposits less time deposits, $100 and over

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Credit Quality
(Unaudited)

						% Change
(In millions, except %)	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	4Q18 vs 3Q18	4Q18 vs 4Q17

Allowance for Loan Losses:
Allowance for loan losses	$73.0	$73.6	$74.1	$73.5	$72.1	(0.8)%	1.2%
As a percentage of period-end loans	0.86%	0.86%	0.96%	0.96%	0.95%

Net charge-offs during quarter	$2.2	$2.5	$2.3	$0.7	$6.0	(12.0)%	(63.3)%
Annualized as a percentage of average loans	0.10%	0.12%	0.12%	0.04%	0.32%

Non-Performing Assets:
Non-accrual loans	$54.3	$61.2	$69.3	$63.1	$69.4	(11.3)%	(21.8)%
Accruing loans past due 90 days or more	3.8	5.2	6.1	3.7	3.1	(26.9)	22.6
Total non-performing loans	58.1	66.4	75.4	66.8	72.5	(12.5)	(19.9)
Other real estate owned	14.4	17.3	14.9	11.0	10.1	(16.8)	42.6
Total non-performing assets	$72.5	$83.7	$90.3	$77.8	$82.6	(13.4)%	(12.2)%

Non-performing assets as a percentage of:
Total loans and OREO	0.85%	0.98%	1.16%	1.02%	1.08%
Total assets	0.55	0.63	0.74	0.63	0.68

Accruing Loans 30-89 Days Past Due	$51.0	$53.1	$40.0	$53.6	$49.0	(4.0)%	4.1%
Accruing TDRs	5.6	5.9	7.2	6.9	12.6	(5.1)	(55.6)

Criticized Loans:
Special Mention	$178.8	$198.9	$165.2	$159.5	$155.1	(10.1)%	15.3%
Substandard	201.6	201.1	187.9	212.4	217.2	0.2	(7.2)
Doubtful	20.9	24.9	29.1	24.6	28.2	(16.1)	(25.9)
Total	$401.3	$424.9	$382.2	$396.5	$400.5	(5.6)%	0.2%

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios - Annualized
(Unaudited)

	Dec 31, 2018		Sep 30, 2018	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017
Annualized Financial Ratios (GAAP)
Return on average assets	1.20%		1.29%	1.38%	1.22%	1.11%
Return on average common equity	9.72		10.45	11.61	10.34	9.52
Yield on average earning assets	4.42		4.27	4.21	4.05	4.00
Cost of average interest bearing liabilities	0.60		0.55	0.47	0.41	0.40
Interest rate spread	3.82		3.72	3.74	3.64	3.60
Net interest margin ratio	3.99		3.88	3.87	3.75	3.71
Efficiency ratio	63.32		60.67	58.84	62.32	60.29
Loan to deposit ratio	79.62		78.54	78.01	76.27	76.64

Annualized Financial Ratios - Operating** (Non-GAAP)
Tangible book value per common share	$17.52		$16.84	$16.54	$16.07	$16.04
Tangible common stockholders' equity to tangible assets	8.39%		8.02%	8.02%	7.76%	7.75%
Return on average tangible common equity	15.76		16.73	18.16	16.23	15.04

Consolidated Capital Ratios:
Total risk-based capital to total risk-weighted assets	12.99%	*	12.76%	12.97%	12.90%	12.76%
Tier 1 risk-based capital to total risk-weighted assets	12.26	*	12.01	12.15	12.07	11.93
Tier 1 common capital to total risk-weighted assets	11.40	*	11.15	11.25	11.15	11.04
Leverage Ratio	9.47	*	9.73	9.28	9.07	8.86

*Preliminary estimate - may be subject to change.
**Non-GAAP financial measures - see Non-GAAP Financial Measures included herein for a reconciliation of return on average common equity (GAAP) to return on average tangible common equity, and tangible common stockholders’ equity to tangible assets (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios
(Unaudited)

	Dec 31, 2018	Dec 31, 2017
Financial Ratios (GAAP)
Return on average assets	1.27%	0.98%
Return on average common equity	10.50	8.57
Yield on average earning assets	4.24	3.93
Cost of average interest bearing liabilities	0.51	0.39
Interest rate spread	3.73	3.54
Net interest margin ratio	3.88	3.64
Efficiency ratio	61.31	64.77

Financial Ratios - Operating** (Non-GAAP)
Return on average tangible common equity	16.70	12.76

**Non-GAAP financial measures - see Non-GAAP Financial Measures included herein for a reconciliation of return on average common equity (GAAP) to return on average tangible common equity (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
(In millions, except %)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$8,520.7	$112.6	5.24%	$8,128.9	$104.3	5.09%	$7,539.8	$93.8	4.94%
Investment securities (2)	2,581.8	15.1	2.32	2,590.7	14.6	2.24	2,666.6	13.7	2.04
Interest bearing deposits in banks	729.8	4.4	2.39	563.4	2.8	1.97	686.8	2.3	1.32
Federal funds sold	26.1	—	—	16.8	—	—	0.2	—	2.63
Total interest earnings assets	11,858.4	132.1	4.42%	11,299.8	121.7	4.27%	10,893.4	109.8	4.00%
Non-earning assets	1,534.8			1,440.8			1,340.3
Total assets	$13,393.2			$12,740.6			$12,233.7
Interest bearing liabilities:
Demand deposits	$3,003.7	$2.4	0.32%	$2,915.4	$2.3	0.31%	$2,752.1	$1.5	0.22%
Savings deposits	3,268.0	4.0	0.49	3,174.1	3.4	0.42	3,101.1	2.3	0.29
Time deposits	1,312.8	3.9	1.18	1,206.3	3.2	1.05	1,166.9	2.3	0.76
Repurchase agreements	646.8	0.9	0.55	633.6	0.7	0.44	624.4	0.4	0.24
Other borrowed funds	1.0	—	—	2.7	0.1	14.69	23.6	0.4	6.96
Long-term debt	21.1	0.4	7.52	19.2	0.4	8.27	8.1	0.2	8.89
Subordinated debentures held by subsidiary trusts	86.9	1.1	5.02	84.7	1.1	5.15	82.5	0.8	4.00
Total interest bearing liabilities	8,340.3	12.7	0.60%	8,036.0	11.2	0.55%	7,758.7	7.9	0.40%
Non-interest bearing deposits	3,256.9			3,029.4			2,946.5
Other non-interest bearing liabilities	146.6			103.3			100.7
Stockholders’ equity	1,649.4			1,571.9			1,427.8
Total liabilities and stockholders’ equity	$13,393.2			$12,740.6			$12,233.7
Net FTE interest income		$119.4			$110.5			$101.9
Less FTE adjustments (2)		(0.5)			(0.5)			(1.1)
Net interest income from consolidated statements of income		$118.9			$110.0			$100.8
Interest rate spread			3.82%			3.72%			3.60%
Net FTE interest margin (3)			3.99%			3.88%			3.71%
Cost of funds, including non-interest bearing demand deposits (4)			0.43%			0.40%			0.29%

(1) Average loan balances include non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which is not material.
(2) Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.
(3)   Net FTE interest margin during the period equals the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by average interest earning assets for the period.

(4) Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest bearing liabilities plus non-interest bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Twelve Months Ended
	December 31, 2018			December 31, 2017
(In millions, except %)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$7,985.0	$405.9	5.08%	$6,675.4	$327.4	4.90%
Investment securities (2)	2,639.4	58.4	2.21	2,417.5	47.6	1.97
Interest bearing deposits in banks	573.6	11.3	1.97	634.2	7.1	1.13
Federal funds sold	11.1	—	—	0.7	—	—
Total interest earnings assets	11,209.1	475.6	4.24%	9,727.8	382.1	3.93%
Non-earning assets	1,405.6			1,133.7
Total assets	$12,614.7			$10,861.5
Interest bearing liabilities:
Demand deposits	$2,882.8	$8.1	0.28%	$2,553.1	$5.5	0.21%
Savings deposits	3,166.7	12.5	0.39	2,739.2	7.7	0.28
Time deposits	1,199.5	12.0	1.00	1,112.7	8.2	0.73
Repurchase agreements	642.8	2.7	0.42	587.1	1.3	0.21
Other borrowed funds	1.7	0.2	11.76	23.9	1.5	6.42
Long-term debt	17.6	1.3	7.39	8.0	0.6	7.48
Subordinated debentures held by subsidiary trusts	84.1	4.1	4.88	82.5	3.1	3.85
Total interest bearing liabilities	7,995.2	40.9	0.51%	7,106.5	27.9	0.39%
Non-interest bearing deposits	2,984.3			2,430.9
Other non-interest bearing liabilities	109.4			80.4
Stockholders’ equity	1,525.8			1,243.7
Total liabilities and stockholders’ equity	$12,614.7			$10,861.5
Net FTE interest income		$434.7			$354.2
Less FTE adjustments (2)		(2.2)			(4.4)
Net interest income from consolidated statements of income		$432.5			$349.8
Interest rate spread			3.73%			3.54%
Net FTE interest margin (3)			3.88%			3.64%
Cost of funds, including non-interest bearing demand deposits (4)			0.37%			0.29%

(1) Average loan balances include non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which is not material.
(2) Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.
(3)   Net FTE interest margin during the period equals the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by average interest earning assets for the period.

(4) Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest bearing liabilities plus non-interest bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		As Of or For the Quarter Ended
(In millions, except % and per share data)		Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017
Total common stockholders' equity (GAAP)	(A)	$1,693.9	$1,654.4	$1,458.3	$1,432.4	$1,427.6
Less goodwill and other intangible assets (excluding mortgage servicing rights)		631.6	633.7	519.2	520.9	521.8
Tangible common stockholders' equity (Non-GAAP)	(B)	$1,062.3	$1,020.7	$939.1	$911.5	$905.8

Total assets (GAAP)		$13,300.2	$13,355.8	$12,235.7	$12,273.4	$12,213.3
Less goodwill and other intangible assets (excluding mortgage servicing rights)		631.6	633.7	519.2	520.9	521.8
Tangible assets (Non-GAAP)	(C)	$12,668.6	$12,722.1	$11,716.5	$11,752.5	$11,691.5

Average Balances:
Total common stockholders' equity (GAAP)	(D)	$1,649.4	$1,571.9	$1,441.0	$1,438.2	$1,427.8
Less goodwill and other intangible assets (excluding mortgage servicing rights)		632.5	590.2	519.7	521.5	523.5
Average tangible common stockholders' equity (Non-GAAP)	(E)	$1,016.9	$981.7	$921.3	$916.7	$904.3

Total quarterly average assets	(F)	$13,393.2	$12,740.6	$12,150.6	$12,159.2	$12,233.7
Annualized net income available to common shareholders	(G)	160.3	164.3	167.3	148.8	136.0
Common shares outstanding	(H)	60,623	60,610	56,761	56,699	56,466

Return on average assets (GAAP)	(G)/(F)	1.20%	1.29%	1.38%	1.22%	1.11%
Return on average common stockholders' equity (GAAP)	(G)/(D)	9.72	10.45	11.61	10.34	9.52
Average common stockholders' equity to average assets (GAAP)	(D)/(F)	12.32	12.34	11.86	11.83	11.67
Book value per common share (GAAP)	(A)/(H)	$27.94	$27.30	$25.69	$25.26	$25.28
Tangible book value per common share (Non-GAAP)	(B)/(H)	17.52	16.84	16.54	16.07	16.04
Tangible common stockholders' equity to tangible assets (Non-GAAP)	(B)/(C)	8.39%	8.02%	8.02%	7.76%	7.75%
Return on average tangible common stockholders' equity (Non-GAAP)	(G)/(E)	15.76	16.73	18.16	16.23	15.04

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		For the Year Ended
(In millions, except % and per share data)		Dec 31, 2018	Dec 31, 2017
Net income	(A)	$160.2	$106.5
Average assets	(B)	12,614.7	10,861.5

Return on average assets (GAAP)	(A)/(B)	1.27%	0.98%

Average stockholders’ equity (GAAP)	(C)	$1,525.8	$1,243.7
Less: average goodwill and other intangible assets (excluding mortgage servicing rights)		566.6	408.9
Average tangible common stockholders’ equity (Non-GAAP)	(D)	$959.2	$834.8

Return on average common equity (GAAP)	(A)/(C)	10.50%	8.56%
Return on average tangible common equity (Non-GAAP)	(A)/(D)	16.70%	12.76%

First Interstate BancSystem, Inc.
P.O. Box 30918     Billings, Montana 59116     (406) 255-5390
www.FIBK.com